UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

CENTRAL IOWA ENERGY, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-52429	71-0988301
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3426 East 28th Street North Newton, Iowa	50208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (641) 791-1010

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On March 8, 2010, the Company’s Management and Operational Services Agreement dated August 22, 2006 by and between the Company and REG Intermediate Holdco, Inc., formerly known as Renewable Energy Group, Inc. (“REG”), as amended by the First Amendment to the management and Operational Services Agreement dated September 26, 2006 by and between the same parties (the “MOSA”), was terminated by mutual agreement of the parties as part of the consummation of the Asset Purchase Transaction. The MOSA provided the terms and conditions on which REG marketed the Company’s products, managed the Company’s plant and procured the Company’s inputs necessary for biodiesel production.

Item 2.01 Completion of Acquisition or Disposition of Assets

On March 8, 2010, Central Iowa Energy, LLC (“Company”) completed and closed on the sale of substantially all of its assets, including without limitation its plant, equipment, inventory and real estate, to REG Newton, LLC (“Newton”), a wholly-owned subsidiary of Renewable Energy Group, Inc., formerly known as REG Newco, Inc. (“Newco”) (collectively, the “Asset Purchase Transaction”). The Asset Purchase Transaction was consummated pursuant to that certain Second Amended and Restated Asset Purchase Agreement executed November 20, 2009, dated effective May 8, 2009, by and among the Company, Newton, Newco and REG. REG previously served as the Company’s manager and marketer under the Company’s MOSA, which was terminated as of the closing of the Asset Purchase Transaction. In exchange for the sale of the Company’s assets, Newco issued a total of 4,414,198 shares of Newco Common Stock and 164,198 shares of Newco Series A Preferred Stock, two percent of which was payable to the Company’s financial advisor and the remainder of which will be distributed to the Company’s unit holders as part of the Company’s dissolution, liquidation and winding up, subject to any holdbacks necessary to satisfy any ongoing costs or liabilities of the Company.

Item 9.01 Financial Statements and Exhibits

(a)	None.

(b)	None.

(c)	None.

(d)	None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL IOWA ENERGY, LLC

March 16, 2010	/s/ John Van Zee

Date	John Van Zee, President and CEO

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